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DARLING INGREDIENTS INC. EXHIBIT 10.2

2017 Omnibus Incentive Plan
Notice of Restricted Stock Unit Grant
Grantee:             ____________________
Restricted Stock Units:    You have been awarded a restricted stock unit award with respect to _______ shares of common stock, par value $0.01 per share, of the Company, subject to adjustment as provided in the Plan.
Grant Date:            _________, 20__
Vesting Commencement Date:    One-year anniversary of the Grant Date
Vesting Schedule:    Except as set forth in the Agreement, this award shall vest in accordance with the following schedule, subject to the Grantee’s continued Service with the Company as of the applicable vesting date:

Vesting Date	Percentage That Vests
Vesting Commencement Date	33-1/3%
First anniversary of Vesting Commencement Date	33-1/3% (total 66-2/3%)
Second anniversary of Vesting Commencement Date	33-1/3% (total 100%)

This award is governed by the terms and conditions of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto, including Appendix A attached thereto (together with any applicable terms contained in any other Addendum thereto, the “Agreement”), both of which are hereby made a part of this document (this “Notice”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement. In the event of a conflict between any provisions of the Plan, the Agreement and/or this Notice, the Plan shall control, or, if the Plan should be inapplicable, then the Agreement shall control.
By signing below, the Grantee acknowledges receipt of this restricted stock unit award and the terms set forth herein.

Grantee:                            Darling Ingredients Inc.

                            By:
Print Name                            Name:
                                Title:

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DARLING INGREDIENTS INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

SECTION 1.     GRANT OF AWARD.
(a)Restricted Stock Units. On the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including Appendix A attached hereto (together with any applicable terms contained in any other Addendum hereto, this “Agreement”) and each Notice of Restricted Stock Unit Grant referencing this Agreement (each, a “Notice”), the Company grants to the Grantee on the Grant Date restricted stock units with respect to a number of Shares, all as set forth in the applicable Notice. Each Notice, together with this Agreement, shall be a separate award governed by the terms of this Agreement.
(b)Plan and Defined Terms. This award is granted under and subject to the terms of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.
SECTION 2. VESTING.
(a)General. Subject to the terms of this Agreement, the Award shall vest in accordance with the Vesting Schedule set forth on the Notice.
(b)Employment Requirement. No portion of the Award shall vest following the Grantee’s separation from Service.
(c)Termination of Service. Except as otherwise provided in this Section 2(c) or Section 2(d), if the Grantee’s Service terminates for any reason, then any unvested portion of the Award shall be immediately forfeited.
(i)Termination Due to Death or Disability. If the Grantee’s Service terminates as a result of the Grantee’s death or Disability, then any unvested portion of the Award shall vest immediately upon such termination of Service. Subject to Sections 3(b) and 4(n), within 60 days following the date of the Grantee’s termination of Service due to death or Disability, the Company shall issue or deliver Shares for the number of RSUs that vest pursuant to this Section 2(c)(i) to the Grantee or Grantee’s beneficiary, as applicable.
(ii)Termination without Cause, for Good Reason. If the Company terminates the Grantee’s Service without Cause or the Grantee terminates his or her Service for Good Reason, then the Grantee shall vest immediately upon such termination of Service with respect to a prorated portion of the Award, with such proration determined by multiplying the number of RSUs set to vest on the next scheduled vesting date by the Pro-Rata Fraction. Subject to Sections 3(b) and 4(n), the vested RSUs shall be settled in Shares within 60 days following the date of the Grantee’s termination of Service.
(iii)Termination due to Retirement. If the Grantee terminates his or her Service due to Retirement (A) on or before the one-year anniversary of the Grant Date, then the

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Grantee shall vest immediately upon such termination of Service with respect to a prorated portion of the Award, with such proration determined by multiplying the number of RSUs set to vest on the next scheduled vesting date by the Pro-Rata Fraction, or (B) after the one-year anniversary of the Grant Date, then any unvested RSUs shall vest immediately upon such termination of Service. Subject to Sections 3(b) and 4(n), the vested RSUs shall be settled in Shares within 60 days following the date of the Grantee’s termination of Service.
(d)Change of Control. If the Grantee’s continuous Service is terminated by the Company without Cause or by the Grantee for Good Reason, in each case, within two years following a Change of Control, then any unvested RSUs shall vest immediately upon such termination of Service and shall be settled within 60 days following such termination of Service, subject to Sections 3(b) and 4(n). Notwithstanding the foregoing, if the RSUs are not effectively assumed or continued by the surviving or acquiring corporation in such Change of Control (as determined by the Committee prior to the date of the Change of Control), then the RSUs shall vest in full as of such Change of Control and shall, subject to Section 3(b), be distributed within thirty (30) days of such Change of Control; provided, however, if the RSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code or to the extent distribution would be impermissible under Section 409A of the Code, then the vested RSUs shall be settled upon the earlier to occur of (A) the Vesting Schedule set forth in the Notice and (B) the Grantee’s termination of Service, subject to Sections 3(b) and 4(n).
(e)Fractional Shares. Only a whole number of Shares will be issued in respect of vested RSUs.  If the number of RSUs that are scheduled to vest pursuant to Section 2(a) is with respect to a fractional number of Shares, the number of RSUs that vest shall be rounded down to the nearest whole number, and the fractional RSUs will be accumulated so that the resulting whole RSU will be included in the number of RSUs that become vested on the last vesting date.
(f)Forfeiture. To the extent any of the RSUs fail to vest under this Section 2, then such RSUs shall be immediately forfeited and all of the Grantee’s rights to receive Shares pursuant to such RSUs shall immediately terminate without any payment of consideration by the Company.

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SECTION 3. SETTLEMENT.
(a)Settlement in Shares. Except as otherwise provided for in Section 2 and subject to Sections 3(b) and 4(n) of this Agreement, settlement of the vested RSUs, if any, shall be effected in the form of issuance of whole Shares to the Grantee, within 60 days following the applicable vesting date (but in any event, subject to Section 3(b), no later than March 15th following the applicable vesting date). Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes or duties and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 3(b). Prior to the issuance to the Grantee of Shares with respect to the vested RSUs, the Grantee shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.
(b)Withholding Requirements.
(i)    Regardless of any action the Company takes with respect to any or all income tax, payroll tax, social security contributions and/or any other employment-related taxes and/or other tax-related withholding (but excluding any transfer taxes or duties) (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (A) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award made under this Agreement, including the grant or vesting of the RSUs, the subsequent sale of Shares, or any cash payment in respect of any Dividend Equivalents; and (B) does not commit to structure the terms of the grant or any aspect of this award to reduce or eliminate the Grantee’s liability for Tax-Related Items.
(ii)     Prior to the settlement of any vested RSUs or any cash payment in respect of any Dividend Equivalents, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company.  In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company.  Alternatively, or in addition, to the extent permissible under applicable law, the Grantee may elect to satisfy his or her tax obligations by one of the following methods: (A) a check or cash payment to the Company, (B) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Tax-Related Items, (C) authorizing the Company to withhold whole Shares which would otherwise be issued or transferred to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Tax-Related Items or (D) any combination of (A), (B) and (C). Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Tax-Related Items (or such greater withholding amount to the extent permitted by applicable accounting rules without resulting in variable accounting treatment). The Company may refuse to issue and deliver Shares in payment of any vested RSUs if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 3(b).

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(c)Tax Indemnification. Notwithstanding the provisions of Section 3(b) above, each Grantee (in respect of himself or herself only) indemnifies the Company and each of its Subsidiaries, and holds the Company and each of its Subsidiaries harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant, purchase, vesting of, or other dealing in the RSUs granted or issued pursuant to this Agreement, the acquisition, sale or other dealing in the Shares delivered or to be delivered to the Grantee pursuant to this Agreement, and/or the payment of any amounts in respect of Dividend Equivalents pursuant to this Agreement.
SECTION 4. MISCELLANEOUS PROVISIONS.
(a)Data Privacy and Other Acknowledgments. By accepting the award provided for in this Agreement, the Grantee acknowledges and agrees that such award is subject to the provisions regarding data privacy and additional acknowledgments set forth in Appendix A. The Grantee shall review the provisions of Appendix A carefully. The Company reserves the right to impose other requirements on the award to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(b)Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Agreement and the Plan and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this award.
(c)Regulatory Restrictions on the RSUs. Notwithstanding any provision of this Agreement or the Plan, the obligation of the Company to issue Shares in connection with the grant of RSUs shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(d)No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any affiliated entity employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
(e)No Right as a Shareholder.
(i)The RSUs constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to any Shares underlying the RSUs unless and until Shares are issued in settlement of the RSUs. Upon such issuance of Shares, the Grantee shall be the record

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owner of the Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).
(ii)The Award includes a right to Dividend Equivalents equal to the value of any dividends paid on the Shares for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting and Section 3(b), each Dividend Equivalent entitles the Grantee to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the Award that are outstanding during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the Shares to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the Award.
(f)Beneficiary. The Grantee may designate a beneficiary to receive settlement in connection with the RSUs in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.
(g)Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective (i) upon personal delivery; (ii) upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid; or (iii) upon the Company’s sending of an email to the Grantee. A notice shall be addressed to the Company at its principal executive office and to the Grantee at the postal address that he or she most recently provided to the Company or at his or her Service email address, if any.
(h)Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof. In the event of a conflict between any provision of the Plan and this Agreement, the Plan shall control.
(i)Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
(j)Nontransferability of Award. The RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date such RSUs are settled under Section 3 above, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan. Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.
(k)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

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(l)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, as such laws are applied to contracts entered into and performed in such state, without regard to principles of conflict of law.
(m)Award Subject to Clawback. This award and any Shares acquired pursuant to this award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
(n)Compliance With Section 409A of the Code. This Agreement and the RSUs granted hereunder are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the RSUs to become vested and be settled upon the Grantee’s termination of Service, the applicable Shares shall be transferred to the Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the RSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Holder is a “specified employee,” within the meaning of Section 409A of the Code and subject to Section 409A of the Code, then such Shares shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Grantee’s death.
SECTION 5. DEFINITIONS.
(a)“Cause” shall mean, with respect to the Grantee,
(i)    any conviction or plea of nolo contendere to a felony;
(ii)    any willful misconduct by the Grantee in connection with the performance of the Grantee’s Service for the Company, including, without limitation, (A) misappropriation of funds of the Company, (B) harassment of or discrimination against individuals on account of gender, race, religion, national origin or disability or retaliation against an individual for making any claim that the Grantee has so harassed or discriminated against such individual or (C) breach of a written policy of the Company; or
(iii)    any disclosure of confidential or proprietary information of the Company or breach of any confidentiality, non-competition or non-solicitation covenant made by the Grantee for the benefit of the Company; provided, however, Grantee understands that (A) nothing contained in this Agreement limits Grantee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (B) nothing contained in this Agreement limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company,

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and (C) nothing contained in this Agreement shall limit Grantee’s ability under applicable United States federal law to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(b)“Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board of Directors in its sole discretion.
(c)“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement with the Company, if any; or, if there is no such definition, “Good Reason” shall mean the occurrence of any of the following events without the Grantee’s consent, provided that the Grantee has complied with the Good Reason Process: (i) a material diminution in the Grantee’s responsibility, authority or duty; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Grantee was principally employed as of the date of this Agreement to a location more than fifty (50) miles from the location of such office, or the Grantee being required to be based anywhere other than such office, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Grantee’s business travel obligations as of the date of this Agreement.
(d)“Good Reason Process” shall mean that (i) the Grantee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Grantee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Grantee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Grantee has a termination of Service within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and the Grantee has a termination of Service due to such condition (notwithstanding its cure), then the Grantee will not be deemed to have had a termination of Service for Good Reason.
(e)“Pro-Rata Fraction” shall mean a fraction with the numerator equal to the Grantee’s days of Service starting from the most recent vesting date preceding the date of the termination of Service (or Grant Date if no vesting date has occurred as of the date of such termination) and ending on the date of termination of Service, and the denominator equal to 365.
(f)“Retirement” means the Grantee’s termination of Service after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age; provided, however, Retirement shall not be deemed to have occurred if the Grantee’s Service is terminated by the Company for Cause.
(g)“Service” shall mean service as an employee of the Company or any of its Subsidiaries or Affiliates or as a member of the Board of Directors.

APPENDIX A

1.    DATA PRIVACY

By accepting this award, you hereby acknowledge the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Restricted Stock Units and/or Other Stock-Based Award which have been awarded to you under this Agreement (collectively, the “Stock Awards”) , to comply with statutory obligations and to handle any questions, correspondence or disputes as may arise in the context hereof.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Stock Awards under this Agreement and in accordance with applicable laws, and that the processing of Data is necessary for such purpose. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Stock Awards, that these recipients may be located in your country or elsewhere (including outside of the European Economic Area), and that the recipient’s country may have different data privacy laws and protections from your country. You understand that such (international) transfer is necessary for the performance of this Agreement. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage the Stock Awards. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or, where relevant, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that under certain circumstances you also have the right to access, rectification or erasure of Data processed by your employer, as well as the right to object to or request the limiting of the processing of Data processed by your employer and to lodge a complaint with the competent supervisory authority.

2.    ADDITIONAL ACKNOWLEDGEMENTS

By entering into this award agreement and accepting the grant of Stock Awards evidenced hereby, you acknowledge, understand and agree that:
(a)the Stock Awards are granted voluntarily by the Company, are discretionary in nature and may be modified, suspended or terminated by the Company at any time;
(b)the grant of Stock Awards is voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of Stock Awards, even if such awards have been awarded in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the grant of Stock Awards shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time, with or without Cause;
(e)you are voluntarily accepting the grant of Stock Awards;
(f)the Stock Awards and any payment made pursuant to the Stock Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;
(g)in accepting the grant of Stock Awards, you expressly recognize that the Stock Awards are an award made solely by the Company, with principal offices at 251 O'Connor Ridge Blvd., #300, Irving, TX 75038, U.S.A., the Company is solely responsible for the administration of the Plan and the Agreement (collectively, the “Plan Documents”) and your participation in the Plan Documents; in the event that you are an employee of a Subsidiary, the Stock Awards and your participation in the Plan Documents will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Stock Awards will not be interpreted to form an employment contract with any Subsidiary;
(h)the future value of the Company shares which may be delivered in settlement of the Stock Awards (to the extent earned) is unknown and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Awards resulting from termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Stock Awards as provided by any applicable Company policy on recoupment of incentive compensation and, in consideration of the grant of the Stock Awards to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan Documents, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)for purposes of the Stock Awards, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be paid any portion of the Stock Awards (and any related Dividend Equivalents) pursuant to this Agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Stock Awards (including whether you may still be considered actively employed while on an approved leave of absence);
(k)you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Stock Awards and/or the payment of cash Dividend Equivalents, if any;
(l)unless otherwise provided in the Plan Documents or by the Company in its discretion, the Stock Awards and the benefits evidenced by this award agreement do not create any entitlement to have the Stock Awards or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s common stock;
(m)neither your employer, the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Awards or any payment made pursuant to the Stock Awards; and
(n)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Stock Awards. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Stock Awards before taking any action in relation thereto.
3.    LANGUAGE

If you have received this Agreement or any other document related to the Plan Documents translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

GENERAL ADDENDUM
COUNTRY-SPECIFIC TERMS AND CONDITIONS

1.Terms and Conditions
1.1    This addendum includes additional terms and conditions that (unless otherwise stated below) govern the award provided for in this Agreement granted to the Grantee under the Plan if the Grantee is employed in, resident in, a citizen of, or otherwise subject to tax in one of the countries listed below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or this Agreement.
1.2    If the Grantee is a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which he or she is currently working and/or residing, transfers to another country after the date of grant of the award provided for in this Agreement, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Grantee.
1.3    In addition, the Grantee is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.

BELGIUM

1.Application

This Addendum shall apply to any Grantee (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Belgium; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 1.2 of the General Addendum, determines this Addendum shall apply to the Grantee.
2.General

2.1.    Notwithstanding any other provision of this Agreement, the Grantee acknowledges, understands and agrees that the offer to grant the award made under this Agreement to the Grantee:

a)    is a personal offer that:

(i)    may only be accepted by the Grantee; and

(ii)    is made to the Grantee because the Grantee is employed in the Company’s business (be it directly or through an affiliate of the Company) in Belgium;

b)    is made by the Company on reliance of the above warranty given by the Grantee.

3.Grantee's commitments

Notwithstanding any other terms contained in this Agreement and / or the Plan, the Grantee cannot transfer the RSUs inter vivos, (i.e. in any manner other than by will or by the laws of descent or distribution, intestacy or court order, with no consideration furnished by the transferee for the transfer).

4.Grantee's acknowledgements.

4.1.    The Grantee acknowledges and authorizes the Company and its affiliates (more in particular, but not limited to, any affiliate located or tax resident in Belgium) to make any tax withholding or withholding for social security contributions it is required to make under Belgian Law.

4.2.    Any tax due or payable by a Grantee, and where legally required social security contributions and withholding taxes due by the Company and any of its affiliates (more in particular, but not limited to, any affiliate located or tax resident in Belgium), in connection with the Plan, including in connection with the acquisition, through issue or otherwise, ownership, cancellation and/or alienation of, and any distributions and/or other proceeds in relation to, directly or indirectly, the RSUs or the Shares, shall be entirely for the account and be for the sole risk of the Grantee.

4.3.    The Grantee acknowledges that benefits granted under this Agreement and / or the Plan (including a.o. the grant of the RSUs) may be reported for taxation purposes where required under Belgian laws whereby the value of the RSUs for tax purposes (the "Taxable Benefit") shall be determined on the basis of the Law of 26 March 1999 (i.e. the Act on the Belgian Action Plan for Employment 1998 and containing various provisions).

5.Employment law aspects

5.1.    Notwithstanding anything otherwise contained in this Agreement or the Plan:

a)    The grant of the RSUs and Grantee's participation in the Plan are voluntary and occasional and do not create any contractual or other acquired right for the Grantee to receive any future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;

b)    The RSUs acquired under the Plan and the income and value of same, are non-essential employment conditions. Therefore, any modification to the Plan, any termination of the Plan or any decision not to grant any RSUs to the Grantee shall not constitute a change of the essential terms and conditions of the Grantee's employment contract and/or employment relationship;

c)    The future value of the RSUs is unknown, indeterminable, and cannot be predicted with certainty. As a consequence, the Company or any of its affiliates are not responsible for any decrease in the value of any RSUs under the Plan;

d)    For purposes of the RSUs, the employment contract of the Grantee will be considered terminated as of the effective termination date of the employment contract, meaning: (i) if the employment contract is terminated with a notice period: the date on which the notice period expires, (ii) if the employment contract is terminated with payment of an indemnity in lieu of notice: immediately; and unless otherwise expressly provided in this Agreement or determined by the Company, Grantee's right to vest in the RSUs under the Plan, if any, will terminate as of such date.

Brazil
1.    Application
This Addendum shall apply to any Grantee (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Brazil; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 1.2 of the General Addendum, determines this Addendum shall apply to the Grantee.
2.    Definitions
Notwithstanding anything else contained in this Agreement:
"Disability" shall mean: “any situation of invalidity or incapacity of the Grantee, dully declared by the Social Security Bureau (INSS), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and
"Cause" shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor Code (CLT), which include: theft; direct order disobedience, non-compliance with the Company’s internal rules and policies, among others.”

Canada
1.    Application
This Addendum shall apply to any Grantee (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 1.2 of the General Addendum, determines this Addendum shall apply to the Grantee.

2.    Use of Information
For the purposes of managing and administering the arrangements under the Agreement, we may share basic information such as information concerning your eligibility, grants, settlement or vesting in accordance with this Agreement with and between other entities in the Darling group including, but not limited to, the Company which is located in the US. We may also share this information with service providers that may assist in administering the arrangements under the Agreement, as well as with relevant government authorities.